Exhibit 4.1

AERCAP IRELAND CAPITAL DAC

(formerly known as AerCap Ireland Capital Limited)

as Irish Issuer

AERCAP GLOBAL AVIATION TRUST

as U.S. Issuer

TENTH SUPPLEMENTAL INDENTURE

Dated as of January 26, 2017

to

INDENTURE

Dated as of May 14, 2014

WILMINGTON TRUST, NATIONAL ASSOCIATION

as Trustee

TENTH SUPPLEMENTAL INDENTURE, dated as of January 26, 2017 (this “Tenth Supplemental Indenture”), to the Indenture, dated as of May 14, 2014 (the “Original Indenture” and, as amended or supplemented from time to time, the “Indenture”), among AERCAP IRELAND CAPITAL DAC (formerly known as AerCap Ireland Capital Limited), a designated activity company with limited liability incorporated under the laws of Ireland (the “Irish Issuer”), AERCAP GLOBAL AVIATION TRUST, a statutory trust organized under the law of Delaware (the “U.S. Issuer” and, together with the Irish Issuer, the “Issuers,” and each, an “Issuer”), AERCAP HOLDINGS N.V., a public limited liability company organized under the laws of the Netherlands (“Holdings”), each of the subsidiary guarantors party thereto or that becomes a guarantor pursuant to the terms of the Original Indenture (the “Subsidiary Guarantors” and, together with Holdings, the “Guarantors”) and WILMINGTON TRUST, NATIONAL ASSOCIATION, a national banking association organized under the laws of the United States, as trustee (the “Trustee”).

WHEREAS, Section 9.01(9) of the Original Indenture provides that without the consent of the Holders, the Issuers and the Trustee may amend or supplement the Indenture or the Notes to conform the text of the Indenture or the Notes to any provision of the section “Description of notes” in the offering memorandum or prospectus relating to an initial offering of the Notes, to the extent that such provision was intended by the Issuers to be a verbatim recitation of a provision in the Indenture, which intent is evidenced by an Officers’ Certificate delivered to the Trustee on the date hereof;

WHEREAS, the section “Description of notes” in each of the offering memorandum dated May 8, 2014, the offering memorandum dated September 24, 2014, the prospectus supplement dated June 22, 2015, the prospectus supplement dated October 16, 2015 and the prospectus supplement dated May 17, 2016 (each such offering memorandum and prospectus supplement relating to an initial offering of Notes) contains a provision substantially as follows:

“The Indenture also contains provisions permitting the Issuers and the Trustee to amend or supplement the terms of the Indenture with respect to a series of Notes, without the consent of any holder of such Notes, for certain purposes including: . . . to cure any ambiguity, to correct or supplement any provision of this Indenture inconsistent with other provisions or make any other provision that does not adversely affect the interests of Holders in any material respect, as determined by the Issuers”;

WHEREAS, the section “Description of notes” in the prospectus supplement dated October 16, 2015 (such prospectus supplement relating to an initial offering of Notes) contains the following provision:

“Permitted Holders” means Waha Capital and its Affiliates and the Management Group. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

WHEREAS, the section “Description of notes” in the prospectus supplement dated May 17, 2016 (such prospectus supplement relating to an initial offering of Notes) contains the following provision:

““Treasury Rate” means, as of any redemption date, the rate per annum equal to the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to the Par Call Date, as determined by the Issuers; provided, however, that if the period from the redemption date to the Par Call Date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used”;

WHEREAS, the Issuers and the Trustee wish to amend (i) Section 9.01 of the Original Indenture pursuant to Section 9.01(9) of the Original Indenture to add a new Section 9.01(13) to the Original Indenture, (ii) Section 1.01 of the Original Indenture pursuant to the new Section 9.01(13) of the Original Indenture as provided herein, and (iii) Section 1.01 of each of the Eighth Supplemental Indenture to the Original Indenture, dated as of October 21, 2015, among the Issuers, the Guarantors and the Trustee (the “Eighth Supplemental Indenture”) and the Ninth Supplemental Indenture to the Original Indenture, dated as of May 23, 2016, among the Issuers, the Guarantors and the Trustee (the “Ninth Supplemental Indenture”), pursuant to Section 9.01(9) of the Original Indenture as provided herein; and

WHEREAS, all conditions precedent provided for in the Original Indenture with respect to the execution of this Tenth Supplemental Indenture have been complied with;

NOW, THEREFORE, in consideration of the foregoing, the Issuers and the Trustee agree as follows:

1.          Definitions. All capitalized terms used herein and not defined shall have the meanings set forth in the Original Indenture.

2.          Amendment of Section 9.01 of the Original Indenture. Pursuant to Section 9.01(9) of the Original Indenture, Section 9.01 of the Original Indenture is hereby amended by striking the word “or” from the end of Section 9.01(11), adding the word “or” at the end of Section 9.01(12) and adding the following new Section 9.01(13):

“(13) to cure any ambiguity, to correct or supplement any provision of this Indenture inconsistent with other provisions or make any other provision that does not adversely affect the interests of Holders in any material respect, as determined by the Issuers.”

3.          Amendment of Section 1.01 of the Original Indenture. Pursuant to Section 9.01(13) of the Original Indenture, Section 1.01 of the Original Indenture is hereby amended by modifying and replacing clause (g) of the definition of Permitted Liens in its entirety as follows:

“any replacement or successive replacement in whole or in part of any Liens referred to in the foregoing clauses (a) to (f), inclusive; provided, however, that the principal amount of the indebtedness for borrowed money secured by the Liens shall not be increased and the stated maturity of such indebtedness shall remain the same or be extended and (A) such replacement shall be limited to all or part of the property that secured the indebtedness for borrowed money so replaced (plus improvements and construction on such property), or (B) if the property that secured the indebtedness for borrowed money so replaced has been destroyed, condemned or damaged and pursuant to the terms of such indebtedness other property has been substituted therefor, then such replacement shall be limited to all or part of such substituted property;”

4.          Amendment of Section 1.01 of the Eighth Supplemental Indenture. Pursuant to Section 9.01(9) of the Original Indenture, Section 1.01(c) of the Eighth Supplemental Indenture is hereby amended by modifying and replacing the first sentence of the definition of Permitted Holders in its entirety as follows:

““Permitted Holders” means Waha Capital and its Affiliates and the Management Group.”

5.          Amendment of Section 1.01 of the Ninth Supplemental Indenture. Pursuant to Section 9.01(9) of the Original Indenture, Section 1.01(c) of the Ninth Supplemental Indenture is hereby amended by adding the following definition after the definition of Rating Decline (as defined in the Ninth Supplemental Indenture) but before the definition of Wholly-Owned Restricted Subsidiary (as defined in the Ninth Supplemental Indenture):

““Treasury Rate” means, as of any redemption date, the rate per annum equal to the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to the Par Call Date, as determined by the Issuers; provided, however, that if the period from the redemption date to the Par Call Date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.”

6.          Ratification. Except as expressly amended hereby, the Original Indenture, including Section 11.18 thereof regarding submission to jurisdiction, is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Tenth Supplemental Indenture shall form a part of the Original Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

7.          Concerning the Trustee. The recitals contained herein shall be taken as the statements of the Issuers, and the Trustee assumes no responsibility for the correctness of the same.  The Trustee makes no representations as to the validity or sufficiency of this Tenth Supplemental Indenture.

8.          Multiple Originals; Electronic Signatures. This Tenth Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument. The exchange of copies of this Tenth Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Tenth Supplemental Indenture as to the parties hereto and may be used in lieu of the original Tenth Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

9.          GOVERNING LAW. THIS TENTH SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Tenth Supplemental Indenture to be duly executed as a deed by their respective officers thereunto duly authorized as of the date first written above.

SIGNED AND DELIVERED AS A DEED by

/s/ Thomas Kelly

As Attorney of AERCAP IRELAND CAPITAL DAC in the presence of:

Signature of Witness:	/s/ Amy Smyth
Name of Witness:	Amy Smyth
Address of Witness:	4450 Atlantic Avenue
Westpark
Shannon, Co. Clare
Ireland
Occupation/Title of Witness:	Chartered Secretary

SIGNED AND DELIVERED AS A DEED for and on behalf of AERCAP GLOBAL AVIATION
TRUST, a Delaware statutory trust by AerCap
Ireland Capital DAC, its Regular Trustee

Name:	/s/ Thomas Kellly
Title:	Chief Executive Officer

in the presence of:

Signature:	/s/ Amy Smyth
Name:	Amy Smyth
Address:	4450 Atlantic Avenue
Westpark
Shannon, Co. Clare
Ireland

D-1

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Jane Schweiger
Name: Jane Schweiger
Title: Vice President

D-2